Exhibit 99.1

News Release
Analysts and Media Contact:
Susan Giles (972) 855-3729

Atmos Energy Corporation Reports Earnings for the Fiscal 2014
Third Quarter and Nine Months; Reaffirms Fiscal 2014 Guidance

DALLAS (August 6, 2014)—Atmos Energy Corporation (NYSE: ATO) today reported consolidated results for its fiscal 2014 third quarter and nine months ended June 30, 2014.

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Fiscal 2014 third quarter consolidated net income, excluding net unrealized margins, was $46.1 million, or $0.45 per diluted share, compared with consolidated net income, excluding net unrealized margins and a gain on sale, of $39.4 million, or $0.42 per diluted share in the prior-year quarter.

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Fiscal 2014 third quarter consolidated net income was $45.7 million, or $0.45 per diluted share, after including unrealized net losses of $0.4 million, or $0.00 per diluted share. Net income was $38.8 million, or $0.42 per diluted share in the prior-year quarter, after including unrealized net losses of $5.9 million, or $(0.06) per diluted share and the gain on sale.

•	The prior-year quarter included a net gain on the sale of the Georgia assets of $5.3 million, or $0.06 per diluted share.

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The company's Board of Directors has declared a quarterly dividend of 37 cents per common share. The indicated annual dividend for fiscal 2014 is $1.48, which represents a 5.7 percent increase over fiscal 2013.

For the nine months ended June 30, 2014, consolidated net income was $266.1 million, or $2.76 per diluted share, compared with net income of $235.7 million, or $2.57 per diluted share for the same period last year. Results from nonregulated operations include unrealized net gains of $7.0 million, or $0.07 per diluted share for the nine months ended June 30, 2014, compared with unrealized net gains of $9.7 million, or $0.11 per diluted share for the prior-year period. For the current nine-month period, regulated operations contributed $238.5 million of net income, or $2.47 per diluted share, and nonregulated operations contributed net income of $27.6 million, or $0.29 per diluted share. The prior-year nine-month period included $12.5 million, or $0.14 per diluted share from discontinued operations.

“While we continue to focus on providing safe and reliable service to our customers, the predictable and stable nature of our regulated operations offers strong earnings growth," said Kim Cocklin, president and chief executive officer of Atmos Energy Corporation. “As we enter the final quarter of our fiscal year, we remain on track to meet our earnings guidance of between $2.80 and $2.90 per diluted share in fiscal 2014,” Cocklin concluded.
Results for the Quarter Ended June 30, 2014
Natural gas distribution gross profit increased $18.2 million to $257.7 million for the fiscal 2014 third quarter, compared with $239.5 million in the prior-year quarter, excluding discontinued operations. Gross profit reflects a net $9.2 million increase in rates, primarily in the Mid-Tex and West Texas Divisions. Additionally, revenue-related taxes increased $6.7 million, primarily due to higher revenues in the Mid-Tex and West Texas Divisions, offset by a corresponding $10.9 million increase in the related tax expense.
Regulated transmission and storage gross profit increased $13.2 million to $87.2 million for the quarter ended June 30, 2014, compared with $74.0 million for the same quarter last year. This increase is primarily the result of a $12.2 million increase in revenues from the Gas Reliability Infrastructure Program (GRIP) filing that became effective in May 2014.
Nonregulated gross profit increased $11.5 million to $14.8 million for the fiscal 2014 third quarter, compared with $3.3 million for the prior-year quarter, as a result of a $2.5 million increase in realized margins, combined with a $9.0 million increase in unrealized margins. Realized margins for gas delivery, storage and transportation services increased $1.8 million quarter over quarter, primarily due to a $0.02/Mcf increase in per-unit margins partially offset by a two percent decrease in consolidated sales volumes.
Consolidated operation and maintenance expense for the quarter ended June 30, 2014, was $125.6 million, compared with $121.3 million for the prior-year period, excluding discontinued operations. The $4.3 million increase resulted primarily from increased levels of pipeline and right-of-way maintenance activities to improve the safety and reliability of the overall system.

Results for the Nine Months Ended June 30, 2014

Natural gas distribution gross profit, excluding discontinued operations, increased $75.9 million to $942.0 million for the nine months ended June 30, 2014, compared with $866.1 million in the prior-year period. Gross profit reflects a net $24.5 million increase in rates, primarily in the Mid-Tex, Kentucky/Mid-States and Louisiana Divisions. Additionally, gross profit increased $12.9 million from colder weather, primarily in the Mid-Tex and West Texas Divisions. Finally, revenue-related taxes increased $24.5 million, primarily due to higher revenues in the Mid-Tex and West Texas Divisions, offset by a corresponding $25.2 million increase in the related tax expense.

Regulated transmission and storage gross profit increased $35.5 million to $232.1 million for the nine months ended June 30, 2014, compared with $196.6 million during the same period last year. This increase is primarily the result of a $26.3 million increase in revenues from the GRIP filings approved in fiscal years 2014 and 2013. Additionally, increased transportation volumes and basis spreads, due to colder weather experienced across Texas, increased gross profit by $4.7 million.

Nonregulated gross profit increased $21.0 million to $71.0 million for the nine months ended June 30, 2014, compared with $50.0 million for the prior-year period, as a result of a $25.3 million increase in realized margins, offset by a $4.4 million decrease in unrealized margins. Realized margins for gas delivery, storage and transportation services increased $1.5 million period over period, primarily due to an 11 percent increase in consolidated sales volumes. Additionally, other realized margins increased $23.8 million from the prior-year period, primarily due to increased margins earned by accelerating physical withdrawals into the fiscal second quarter from future periods to capture gross profit in a volatile natural gas market, caused by strong market demand due to significantly colder weather.

Consolidated operation and maintenance expense, excluding discontinued operations, for the nine months ended June 30, 2014, was $366.0 million, compared with $338.9 million for the prior-year period. The $27.1 million increase resulted primarily from higher employee-related costs and pipeline maintenance activities.

The debt capitalization ratio at June 30, 2014 was 44.1 percent, compared with 52.2 percent at September 30, 2013 and 50.1 percent at June 30, 2013. At June 30, 2014, there was no short-term debt outstanding, compared with $368.0 million at September 30, 2013 and $142.0 million at June 30, 2013.
For the nine months ended June 30, 2014, the company generated operating cash flow of $630.2 million, a $120.6 million increase compared with the nine months ended June 30, 2013. The increase primarily reflects higher operating results from colder weather and rate increases combined with the timing of customer collections and vendor payments.
Capital expenditures decreased to $552.6 million for the nine months ended June 30, 2014, compared with $582.5 million in the prior-year period. The $29.9 million decrease is largely due to a $51.5 million decrease in spending in the regulated transmission and storage segment primarily associated with the completion of the Line WX expansion project, partially offset by a $22.0 million increase in spending in the natural gas distribution segment due to increased spending under infrastructure replacement programs.
Outlook
The leadership of Atmos Energy remains focused on enhancing system safety and reliability through infrastructure investment, while delivering shareholder value and consistent earnings growth. Atmos Energy continues to expect fiscal 2014 earnings to be in the range of $2.80 to $2.90 per diluted share, excluding unrealized margins. Total capital expenditures for fiscal 2014 are expected to continue to range between $830 million and $850 million.
Conference Call to be Webcast August 7, 2014
Atmos Energy will host a conference call with financial analysts to discuss the financial results for the fiscal 2014 third quarter and first nine months on Thursday, August 7, 2014, at 10:00 a.m. Eastern. The telephone number is 877-485-3107 and the international telephone number is 201-689-8427. The conference call will be webcast live on the Atmos Energy website at www.atmosenergy.com. A playback of the call will be available on the website later that day. Kim Cocklin, president and chief executive officer and Bret Eckert, senior vice president and chief financial officer will participate in the conference call.

This news release should be read in conjunction with the attached unaudited financial information.

Forward-Looking Statements
The matters discussed in this news release may contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements other than statements of historical fact included in this news release are forward-looking statements made in good faith by the company and are intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. When used in this news release or in any of the company’s other documents or oral presentations, the words “anticipate,” “believe,” “estimate,” “expect,” “forecast,” “goal,” “intend,” “objective,” “plan,” “projection,” “seek,” “strategy” or similar words are intended to identify forward-looking statements. Such forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those discussed in this news release, including the risks and uncertainties relating to regulatory trends and decisions, the company’s ability to continue to access the capital markets and the other factors discussed in the company’s reports filed with the Securities and Exchange Commission. These factors include the risks and uncertainties discussed in the company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2013, and the company's Quarterly Report on Form 10-Q for the three and nine months ended June 30, 2014. Although the company believes these forward-looking statements to be reasonable, there can be no assurance that they will approximate actual experience or that the expectations derived from them will be realized. The company undertakes no obligation to update or revise forward-looking statements, whether as a result of new information, future events or otherwise.
About Atmos Energy
Atmos Energy Corporation, headquartered in Dallas, is one of the country’s largest natural-gas-only distributors, serving over three million natural gas distribution customers in over 1,400 communities in eight states from the Blue Ridge Mountains in the East to the Rocky Mountains in the West. Atmos Energy also manages company-owned natural gas pipeline and storage assets, including one of the largest intrastate natural gas pipeline systems in Texas and provides natural gas marketing and procurement services to industrial, commercial and municipal customers primarily in the Midwest and Southeast. For more information, visit www.atmosenergy.com.

Atmos Energy Corporation
Financial Highlights (Unaudited)

Consolidated Statements of Income	Three Months Ended June 30
(000s except per share)	2014	2013
Gross Profit:
Natural gas distribution segment	$257,665	$239,495
Regulated transmission and storage segment	87,189	74,041
Nonregulated segment	14,813	3,260
Intersegment eliminations	(134)	(299)
Gross profit	359,533	316,497
Operation and maintenance expense	125,559	121,258
Depreciation and amortization	63,955	58,129
Taxes, other than income	63,414	50,714
Total operating expenses	252,928	230,101
Operating income	106,605	86,396
Miscellaneous expense	(374)	(467)
Interest charges	31,840	32,741
Income from continuing operations before income taxes	74,391	53,188
Income tax expense	28,670	19,714
Income from continuing operations	45,721	33,474
Gain on sale of discontinued operations, net of tax	—	5,294
Net income	$45,721	$38,768
Basic earnings per share
Income per share from continuing operations	$0.45	$0.37
Income per share from discontinued operations	—	0.06
Net income per share – basic	$0.45	$0.43
Diluted earnings per share
Income per share from continuing operations	$0.45	$0.36
Income per share from discontinued operations	—	0.06
Net income per share – diluted	$0.45	$0.42
Cash dividends per share	$0.37	$0.35
Weighted average shares outstanding:
Basic	100,267	90,603
Diluted	101,150	91,550

	Three Months Ended June 30
Summary Net Income (Loss) by Segment (000s)	2014	2013
Natural gas distribution – continuing operations	$18,529	$15,817
Natural gas distribution – discontinued operations	—	5,649
Regulated transmission and storage	24,938	23,097
Nonregulated – continuing operations	2,660	475
Nonregulated – discontinued operations	—	(355)
Unrealized margins, net of tax	(406)	(5,915)
Consolidated net income	$45,721	$38,768

Atmos Energy Corporation
Financial Highlights, continued (Unaudited)

Consolidated Statements of Income	Nine Months Ended June 30
(000s except per share)	2014	2013
Gross Profit:
Natural gas distribution segment	$942,024	$866,132
Regulated transmission and storage segment	232,145	196,570
Nonregulated segment	70,968	50,026
Intersegment eliminations	(370)	(1,118)
Gross profit	1,244,767	1,111,610
Operation and maintenance expense	365,991	338,871
Depreciation and amortization	185,731	174,888
Taxes, other than income	165,640	146,355
Total operating expenses	717,362	660,114
Operating income	527,405	451,496
Miscellaneous income (expense)	(4,022)	1,943
Interest charges	95,556	96,594
Income from continuing operations before income taxes	427,827	356,845
Income tax expense	161,723	133,683
Income from continuing operations	266,104	223,162
Income from discontinued operations, net of tax	—	7,202
Gain on sale of discontinued operations, net of tax	—	5,294
Net income	$266,104	$235,658
Basic earnings per share
Income per share from continuing operations	$2.78	$2.46
Income per share from discontinued operations	—	0.14
Net income per share – basic	$2.78	$2.60
Diluted earnings per share
Income per share from continuing operations	$2.76	$2.43
Income per share from discontinued operations	—	0.14
Net income per share – diluted	$2.76	$2.57
Cash dividends per share	$1.11	$1.05
Weighted average shares outstanding:
Basic	95,455	90,497
Diluted	96,339	91,445

	Nine Months Ended June 30
Summary Net Income (Loss) by Segment (000s)	2014	2013
Natural gas distribution – continuing operations	$170,029	$155,100
Natural gas distribution – discontinued operations	—	12,851
Regulated transmission and storage	68,493	55,732
Nonregulated – continuing operations	20,543	2,617
Nonregulated – discontinued operations	—	(355)
Unrealized margins, net of tax	7,039	9,713
Consolidated net income	$266,104	$235,658

Atmos Energy Corporation
Financial Highlights, continued (Unaudited)

Condensed Consolidated Balance Sheets	June 30,	September 30,
(000s)	2014	2013
Net property, plant and equipment	$6,461,450	$6,030,655
Cash and cash equivalents	51,421	66,199
Accounts receivable, net	388,874	301,992
Gas stored underground	207,458	244,741
Other current assets	126,890	64,201
Total current assets	774,643	677,133
Goodwill	741,363	741,363
Deferred charges and other assets	379,733	485,117
	$8,357,189	$7,934,268
Shareholders’ equity	$3,116,685	$2,580,409
Long-term debt	1,955,907	2,455,671
Total capitalization	5,072,592	5,036,080
Accounts payable and accrued liabilities	312,671	241,611
Other current liabilities	343,026	368,891
Short-term debt	—	367,984
Current maturities of long-term debt	500,000	—
Total current liabilities	1,155,697	978,486
Deferred income taxes	1,341,294	1,164,053
Deferred credits and other liabilities	787,606	755,649
	$8,357,189	$7,934,268

Atmos Energy Corporation
Financial Highlights, continued (Unaudited)

Condensed Consolidated Statements of Cash Flows	Nine Months Ended June 30
(000s)	2014	2013
Cash flows from operating activities
Net income	$266,104	$235,658
Gain on sale of discontinued operations	—	(8,203)
Depreciation and amortization	185,731	176,737
Deferred income taxes	150,457	130,365
Other	22,256	14,906
Changes in assets and liabilities	5,662	(39,888)
Net cash provided by operating activities	630,210	509,575
Cash flows from investing activities
Capital expenditures	(552,600)	(582,473)
Proceeds from the sale of discontinued operations	—	153,023
Other, net	(620)	(3,139)
Net cash used in investing activities	(553,220)	(432,589)
Cash flows from financing activities
Net decrease in short-term debt	(366,602)	(435,084)
Net proceeds from issuance of long-term debt	—	493,793
Settlement of Treasury lock agreements	—	(66,626)
Repayment of long-term debt	—	(131)
Cash dividends paid	(108,806)	(96,060)
Repurchase of equity awards	(8,717)	(5,146)
Net proceeds from equity offering	390,205	—
Issuance of common stock	2,152	8
Net cash used in financing activities	(91,768)	(109,246)
Net decrease in cash and cash equivalents	(14,778)	(32,260)
Cash and cash equivalents at beginning of period	66,199	64,239
Cash and cash equivalents at end of period	$51,421	$31,979

	Three Months Ended June 30		Nine Months Ended June 30
Statistics, including discontinued operations	2014	2013	2014	2013
Consolidated natural gas distribution throughput (MMcf as metered)	72,338	72,369	394,310	345,405
Consolidated regulated transmission and storage transportation volumes (MMcf)	127,979	121,194	362,583	335,036
Consolidated nonregulated delivered gas sales volumes (MMcf)	82,074	83,341	294,678	265,791
Natural gas distribution meters in service	3,007,511	3,009,377	3,007,511	3,009,377
Natural gas distribution average cost of gas	$6.61	$5.27	$5.92	$4.86
Nonregulated net physical position (Bcf)	6.6	19.2	6.6	19.2

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